DEED OF ASSIGNMENT



This deed of assignment is made and entered into on this 17th day of March 1999 by and between Dublin International Petroleum (Egypt) Limited, a corporation organized and existing under the laws of the Republic of Ireland hereinafter referred to as ("Dublin") and Tanganyika Oil Company Ltd., a corporation organized and existing under the laws of Canada hereinafter referred to as ("Tanganyika") as ASSIGNORS, and GHP Exploration (West Gharib ) Ltd., a corporation organized and existing under the laws of Bermuda hereinafter referred to as ("GHP"), and Drucker Petroleum Inc. a corporation organized and existing under the laws of the British Virgin Islands, hereinafter referred to as ("Drucker"), as ASSIGNEES,

Whereas, Dublin and Tanganyika have certain rights, privileges, duties and obligations under the Concession Agreement dated 1st June, 1998 (hereinafter referred to as "The Concession Agreement") issued by law number (15) of 1998 entered into by the Government of the Arab Republic of Egypt ("Government"), the Egyptian General Petroleum Corporation ("EGPC") and Dublin International Petroleum (Egypt)

West Gharib Deed 20-F

Limited (Dublin) and Tanganyika Oil Company Ltd. (Tanganyika) for Petroleum exploration and exploitation covering the West Gharib concession in the Gulf of Suez area, as described in Annex " A " and outlined in Annex "B" of the above mentioned Concession Agreement.

Whereas Dublin and Tanganyika wish to assign an undivided thirty percent (30%) of their interests, rights, privileges, duties and obligations in thc above mentioned Concession Agreement to GHP,

Whereas, Dublin and Tanganyika wish also to assign an undivided twenty percent (20% ) of their interests, rights, privileges, duties and obligations in the above mentioned Concession Agreement to. Drucker,

Whereas GHP and Drucker accept such Assignment;

Whereas, pursuant to Article XXI of the aforementioned Concession Agreement, EGPC must review and approve the text of this Assignment,

Whereas, such Assignment is subject to the approval of the Government of Arab Republic of Egypt.

Now, therefore, the parties to this assignment agree as follows:

1. This Deed of Assignment is made in accordance with the provisions of
Article XXI of the aforementioned Concession Agreement.

2. Dublin and Tanganyika hereby assign an undivided thirty-percent (30%) of their interests, rights, privileges, duties and obligations in the aforementioned Concession Agreement to GHP.

West Gharib Deed 20-F

Also Dublin and Tanganyika assign an undivided twenty percent (20%) of their interests, rights, privileges, duties and obligations in the aforementioned Concession Agreement to Drucker.

Upon the approval of this Deed of Assignment, the interests of the parties constituting the Contractor under the aforementioned Concession Agreement shall be as follows:

Dublin and Tanganyika 50% GI-IP 30% Drucker 20%

3. This Deed of Assignment shall be binding upon and inure to the benefits of the parties hereto, their successors and assignees.

4. GHP and Drucker (The Assignees) hereby expressly state that they are bound by all the provisions and covenants contained in the Concession Agreement and any modifications or additions in writing as well as any contracts concluded by Dublin and Tanganyika (The Assignors) with EGPC in implementation thereof that may have been made up to the date of this Deed of Assignment.

5. Dublin, Tanganyika, GHP and Drucker state that the rights and privileges of both the Government and EGPC contained in the Concession Agreement shall not be prejudiced by the provisions of this Deed of Assignment.

West Gharib Deed 20-F

6. Pursuant to Article XXI paragraph (e) of the Concession Agreement, Dublin, Tanganyika, GHP , and Drucker state that they shall be vis-a-vis the Government and EGPC jointly and severally liable for the performance of the obligations of Contractor under the aforementioned Concession Agreement.

7. Dublin (The Operator) through its office in the Arab Republic of Egypt shall further be the entity to which, from which and in whose name all notifications related to or in connection with this Concession Agreement shall be made.

8. This Assignment shall be effective as of the date of approval of the Government.

In witness whereof, the Assignment Parties have duly executed this Deed of Assignment on this 17th day of March 1999

ASSIGNORS:

Dublin International Petroleum (Egypt) Limited and Tanganyika Oil Company Ltd.

Name:  Mamdouh Nagati

Title: General Manager of Dublin International. Petroleum (Egypt) Limited and Executive Vice President of Tanganyika Oil Company Ltd.

Signature:

West Gharib Deed 20-F

ASSIGNEES:

GHP Exploration (West Gharib) Ltd.
Name: Barry D. Lasker
Title: Director
Signature:  Drucker Petroleum Inc.
Name: Gerry Runolfson
Title:
Director:

Signature:

The above mentioned Deed of Assignment dated March 17, 1999 of West Gharib Concession Agreement in Arab Republic of Egypt signed by virtue of law number No.15 of 1998 is accepted and approved.


EGYPTIAN GENERAL PETROLEUM CORPORATION

BY:               ENG. ABD EL KHALEK AYAD

TITLE:            CHAIRMAN OF THE BOARD

SIGNATURE:

DATE:

ARAB REPUBLIC OF EGYPT GOVERNMENT

BY:               DR. HAMDY ALY EL BANBI

TITLE:            MINISTER OF PETROLEUM

SIGNATURE:

DATE:


West Gharib Deed 20-F